Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 8, 2026, with respect to the consolidated financial statements of WildFire Energy I LLC included in the Current Report of Magnolia Oil & Gas Corporation on Form 8-K filed July 20, 2026. We consent to the incorporation by reference of said report in the Registration Statements of Magnolia Oil & Gas Corporation on Form S-3 (File No. 333-232593) and on Forms S-8 (File No. 333-227722 and File No. 333-256164).

/s/ GRANT THORNTON LLP

Houston, Texas

July 20, 2026